EXHIBIT 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Contacts:
David Morris	Jim Storey
Chief Financial Officer	Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 221-2668	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES IMPROVEMENTS TO
DEBT STRUCTURE AND LIQUIDITY
ATLANTA – June 13, 2006 – BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, announced today that it has taken a series of steps to improve the structure of its debt and create additional liquidity. Specifically, the company has:
•	Entered into a $295 million, 10-year, fixed-rate mortgage at 6.4%, which replaced its existing $165 million floating rate mortgage, currently at 7.4%;

•	Used the net proceeds it received from the mortgage refinancing to pay down approximately $125 million of its outstanding revolving line of credit; and

•	Entered into a $150 million, five-year LIBOR swap at 5.4% on its current revolving line of credit.
These three actions improve the company’s debt structure by creating increased liquidity, significantly reducing exposure to changes in short-term interest rates, and reducing annual interest rate expense by approximately $2.6 million pretax, or $0.05 per fully diluted share, compared with the company’s previously existing interest rates. BlueLinx expects to record a second-quarter charge equal to approximately $0.10 per diluted share to write-off debt issue costs and recognize prepayment charges associated with its previous mortgage.
“These three actions along with the existing $165 million, 6% LIBOR interest cap that expires in the fourth quarter of 2007, provide substantial protection for the company against increases in interest rates for $610 million of our $626 million total debt that was outstanding at the end of the first quarter ended April 1, 2006,” said David J. Morris, chief financial officer and treasurer. “Additionally, by using the surplus proceeds from the mortgage refinancing to pay down a portion of our revolving credit facility, we now have more than $300 million of excess availability on our revolver.
“By taking these steps, BlueLinx is well positioned to execute our specialty products growth strategy,” Morris added. “As we move forward, our company is insulated from increases in short-term interest rates and has the available liquidity to support significant additional growth.”
Mortgage financing was provided by Deutsche Bank and Wachovia Bank, National Association.

About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,600 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service approximately 12,000 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 65 warehouses. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products which we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
# # #